Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Jenifer Webb 479/277-9558

Media Relations Contact
Sharon Weber 479/277-9362

Pre-recorded Conference Call
402/998-1748

Wal-Mart Reports Record Sales and Earnings

BENTONVILLE, Ark., February 19, 2004 – Wal-Mart Stores, Inc. reported record earnings and sales for the quarter ended January 31, 2004. Net sales were $74.5 billion, an increase of 12.2 percent over the similar prior year quarter. Income from continuing operations after minority interest and taxes for the quarter was $2.7 billion, an 11.0 percent increase from the $2.5 billion in the similar prior year quarter. Earnings per share from continuing operations were $0.63 up from $0.56 per share in the same prior year quarter.

During the fourth quarter, the Company, as a result of new tax legislation in Germany, re-evaluated its deferred tax asset for recoverability. Based on the review, the Company recorded a valuation allowance in the amount of $150 million reducing earnings per share by $0.03.

Net sales for the twelve months ended January 31, 2004, were a record $256.3 billion, an increase of 11.6 percent over net sales of the similar prior year period. Income from continuing operations after minority interest and taxes for the twelve months increased 13.3 percent to a record $8.9 billion or $2.03 earnings per share, up from $7.8 billion or $1.76 earnings per share in the same prior year period.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly-owned subsidiary, to Berkshire Hathaway Inc. McLane has been accounted for as a discontinued operation.

Lee Scott, President and CEO said, “I am pleased to report that, with the help of our associates, we had a successful end to a year that was difficult in many ways.”

Net Sales were as follows:

(Dollars in billions)

	Quarter Ended January 31			Twelve Months Ended January 31
	2004	2003	Percent Change	2004	2003	Percent Change
Wal-Mart Stores	$50.646	$45.489	11.3%	$174.220	$157.120	10.9%
SAM’S CLUB	9.555	8.726	9.5%	34.537	31.702	8.9%
International	14.293	12.185	17.3%	47.572	40.794	16.6%

Total Company	$74.494	$66.400	12.2%	$256.329	$229.616	11.6%

Total U.S. comparable sales for the quarter increased 4.8 percent which is represented by a 4.4 percent comp increase for Wal-Mart Stores and 6.7 percent comp increase for SAM’S CLUB. Total U.S. comparable sales for the twelve month period were up 4.1 percent, which is represented by a 3.9 percent comp increase for Wal-Mart Stores and a 5.3 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the fourth quarter, the Wal-Mart Stores segment, including Supercenters, had operating profit (profit before interest, unallocated corporate expenses, and income taxes) of $3.880 billion, an increase of 8.3 percent compared with $3.584 billion in the similar period in the prior year.

For the twelve month period, the Wal-Mart Stores segment, including Supercenters, had operating profit of $12.916 billion, an increase of 9.1 percent as compared with operating profit of $11.840 billion in the similar period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had an operating profit for the quarter of $343 million, an increase of 17.1 percent compared with $293 million in the similar period in the prior year.

For the twelve month period, the SAM’S CLUB segment had operating profit of $1.126 billion, an increase of 10.1 percent as compared with operating profit of $1.023 billion in the similar period in the prior year.

International Segment:

The International segment had an operating profit of $862 million for the most recent quarter, an increase of 15.2 percent compared with $748 million in the similar period in the prior year.

The International segment had an operating profit of $2.370 billion for the twelve month period, an increase of 18.6 percent compared with $1.998 billion in the similar period in the prior year.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 402-998-1748. The information included in this release and our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends.

As of January 31, 2004, the Company had 1,478 Wal-Mart stores, 1,471 Supercenters, 538 SAM’S CLUBS and 64 Neighborhood Markets in the United States. Internationally, the Company operated units in Argentina (11), Brazil (25), Canada (235), China (34), Germany (92), South Korea (15), Mexico (623), Puerto Rico (53) and United Kingdom (267).

Wal-Mart also owns a 36% interest in Seiyu, Ltd. with options to purchase up to 69.4% of that company by the end of December 2007. Seiyu operates over 400 stores located throughout Japan.

Wal-Mart’s common stock is listed for trading on the New York and Pacific stock exchanges under the symbol WMT.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. These statements discuss, among other things, expected growth, future revenues, future cash flows, future performance and the anticipation and expectations of Wal-Mart and its management as to future occurrences and trends. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions, and other risks. We discuss certain of these matters more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC; this release should be read in conjunction with our Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. You are urged to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Quarter Ended January 31,
	2004	% to Net Sales	2003	% to Net Sales
Net sales	$74,494	100.00%	$66,400	100.00%
Other income-net	696	0.93%	505	0.76%

	75,190	100.93%	66,905	100.76%

Cost of sales	58,239	78.18%	52,001	78.31%

Operating, selling, general and administrative expenses	12,205	16.38%	10,797	16.26%

Interest costs:
Debt	190	0.25%	183	0.27%
Capital leases	65	0.09%	70	0.11%
Interest income	(54)	(0.07)%	(32)	(0.05)%

	201	0.27%	221	0.33%

Income from continuing operations before income taxes and minority interest	4,545	6.10%	3,886	5.86%

Provision for income taxes	1,741	2.34%	1,370	2.06%

Income from continuing operations before minority interest	2,804	3.76%	2,516	3.80%
Minority interest	(82)	(0.11)%	(64)	(0.10)%

Income from continuing operations after minority interest and taxes	2,722	3.65%	2,452	3.70%
Income from discontinued operation	—	0.00%	56	0.08%

Net Income	$2,722	3.65%	$2,508	3.78%

Net income per share:
Basic earnings per share
Income from continuing operations	$0.63		$0.56
Income from discontinued operation	—		0.01

Basic earnings per share	$0.63		$0.57

Diluted earnings per share
Income from continuing operations	$0.63		$0.56
Income from discontinued operation	—		0.01

Diluted earnings per share	$0.63		$0.57

Average number of common shares:
Basic	4,325		4,412
Dilutive	4,334		4,425

Certain reclassifications have been made to prior periods to conform to current presentations.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Twelve Months Ended January 31,
	2004	% to Net Sales	2003	% to Net Sales
Net sales	$256,329	100.00%	$229,616	100.00%
Other income-net	2,352	0.92%	1,961	0.85%

	258,681	100.92%	231,577	100.85%

Cost of sales	198,747	77.54%	178,299	77.65%

Operating, selling, general and administrative expenses	44,909	17.52%	39,983	17.41%

Interest costs:
Debt	729	0.28%	799	0.35%
Capital leases	267	0.10%	260	0.11%
Interest income	(164)	(0.06)%	(132)	(0.06)%

	832	0.32%	927	0.40%

Income from continuing operations before income taxes and minority interest	14,193	5.54%	12,368	5.39%

Provision for income taxes	5,118	2.00%	4,357	1.90%

Income from continuing operations before minority interest	9,075	3.54%	8,011	3.49%

Minority interest	(214)	(0.08)%	(193)	(0.09)%

Income from continuing operations after minority interest and taxes	8,861	3.46%	7,818	3.40%

Income from discontinued operation	193	0.07%	137	0.06%

Net income	$9,054	3.53%	$7,955	3.46%

Net income per share:
Basic earnings per share
Income from continuing operations	$2.03		$1.77
Income from discontinued operation	0.05		0.03

Basic earnings per share	$2.08		$1.80

Diluted earnings per share
Income from continuing operations	$2.03		$1.76
Income from discontinued operation	0.04		0.03

Diluted earnings per share	$2.07		$1.79

Average number of common shares:
Basic	4,363		4,430
Dilutive	4,373		4,446

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	January 31, 2004	January 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$5,199	$2,736
Receivables	1,254	1,569
Inventories	26,612	24,401
Prepaid expenses and other	1,176	837
Assets of discontinued operation	—	1,179

Total current assets	34,241	30,722

Property, plant and equipment	70,795	61,286
Accumulated depreciation	(15,594)	(13,116)

Net property, plant and equipment	55,201	48,170

Net property under capital leases	3,329	3,204
Net goodwill and other acquired intangible assets	9,882	9,389
Other assets and deferred charges	2,259	2,594
Other assets of discontinued operation	—	729

Total assets	$104,912	$94,808

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Commercial paper	$3,267	$1,079
Accounts payable	19,332	16,829
Accrued liabilities	10,342	8,857
Accrued income taxes	1,377	748
Long-term debt due within one year	2,904	4,536
Obligations under capital leases due within one year	196	176
Liabilities of discontinued operation	—	294

Total current liabilities	37,418	32,519

Long-term debt	17,458	16,819
Long-term obligations under capital leases	2,997	3,000
Liabilities of discontinued operation	—	10
Deferred income taxes and other	1,932	1,637
Minority interest	1,484	1,362

Shareholders’ equity
Common stock and capital in excess of par value	2,566	2,394
Retained earnings	40,206	37,576
Other accumulated comprehensive income	851	(509)

Total shareholders’ equity	43,623	39,461

Total liabilities and shareholders’ equity	$104,912	$94,808

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Twelve Months Ended
	January 31, 2004	January 31, 2003
Cash flows from operating activities:
Net Income from continuing operations	$8,861	$7,818

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,852	3,364
Decrease/(increase) in accounts receivable	373	(159)
Increase in inventories	(1,973)	(2,219)
Increase in accounts payable	2,803	1,697
Increase in accrued liabilities	1,800	1,218
Other	375	1,053

Net cash provided by operating activities of continuing operations	16,091	12,772
Net cash provided by operating activities of discontinued operation	50	82

Net cash provided by operating activities	16,141	12,854

Cash flows from investing activities:
Payments for property, plant and equipment	(10,308)	(9,245)
Disposal of assets	481	311
Proceeds from sale of McLane	1,500	—
Investment in international operations	(38)	(749)
Other investing activities	78	(73)

Net cash used in investing activities of continuing operations	(8,287)	(9,756)
Net cash used in investing activities of discontinued operation	(25)	(83)

Net cash used in investing activities	(8,312)	(9,839)

Cash flows from financing activities:
Increase in commercial paper	688	1,836
Dividends paid	(1,569)	(1,328)
Payment of long-term debt	(3,541)	(1,261)
Proceeds from issuance of long-term debt	4,099	2,044
Purchase of Company stock	(5,182)	(3,232)
Other financing activities	(203)	(278)

Net cash used in financing activities	(5,708)	(2,219)

Effect of exchange rates on cash	320	(199)

Net increase in cash and cash equivalents	2,441	597
Cash and cash equivalents at beginning of period	2,758	2,161

Cash and cash equivalents at end of period*	$5,199	$2,758

*	Includes cash and cash equivalents of discontinued operation of $22 million for 2003.

Certain reclassifications have been made to prior periods to conform to current presentations.